Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Fourth Quarter and Fiscal Year 2007 Results

Fiscal Year 2007 Revenues Increase 12%, Operating Income Gains 22% (Adjusted for Fiscal Year 2006 Divestitures) and Segment EBITDA Improves by 17% on Strength of Global Customer Base and Diverse Product Portfolio

COLUMBUS, Ohio – (March 11, 2008) – Hexion Specialty Chemicals, Inc. today reported its results for the fourth quarter and fiscal year ended December 31, 2007. Highlights for the fourth quarter of 2007 include:

•	Revenues of $1.48 billion in 2007 compared to $1.31 billion during the prior year period, an increase of 13 percent.

•

Operating income of $21 million for the fourth quarter of 2007 versus $59 million for the comparable prior year period. Fourth quarter 2007 operating income was negatively impacted by asset impairments of $24 million related to the Company’s continued site rationalizations and $16 million of manufacturing interruptions and planned facility turnarounds.

•	Net loss of $63 million for the 2007 quarter versus a net loss of $55 million in the fourth quarter of 2006.

•

Despite increased raw material costs, manufacturing interruptions and planned facility turnarounds, Segment EBITDA (earnings before interest, taxes, depreciation and amortization) increased 2 percent to $125 million in fourth quarter 2007 compared to $123 million during the prior year period due to improved product mix and ongoing cost reduction programs. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

Highlights for fiscal year 2007 include:

•	Revenues of $5.8 billion, a 12 percent increase compared to fiscal year 2006. Acquisitions, net of divestitures, added $222 million in incremental sales.

•	Full year operating income reached $302 million, an increase of 22 percent, compared to $247 million recorded in fiscal year 2006 after excluding gains from the sale of businesses.

•

The Company posted a net loss of $65 million in 2007 compared to a net loss of $109 million in fiscal year 2006. Fiscal year 2007 results included $98 million in higher interest and tax expenses compared to the prior year period. Fiscal year 2006 results included a $121 million loss on the extinguishment of debt and a $39 million net gain from the sale of businesses.

•	Hexion recorded 2007 Segment EBITDA of $611 million compared to $524 million in 2006, an increase of 17 percent. Adjusted EBITDA was $707 million for the year ended

December 31, 2007. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

“Our fourth quarter 2007 Segment EBITDA was negatively impacted by $16 million in raw material inflation, $7 million in planned turnaround maintenance costs and $9 million in manufacturing outages when compared to the fourth quarter of 2006,” said Craig O. Morrison, Chairman, President and CEO. “Fortunately, our manufacturing operations have returned to normal production at this time and our pricing actions partially offset raw material headwinds in the fourth quarter of 2007. We are also working to achieve the selective pricing actions that have recently been announced, while closely monitoring the ongoing raw material volatility.”

“Our strong gains in 2007 operating income and Segment EBITDA demonstrate our success in serving our growing global customer base, achieving synergies and managing costs. I am also pleased with the improvement in our balance sheet in 2007 as we generated $174 million in cash from operations and completed two bolt-on acquisitions, while maintaining a strong liquidity position of $485 million based on cash plus available borrowing capacity under our credit facilities. Looking ahead to 2008, we will continue to focus on offsetting challenging North American market conditions through our strategy of international diversification, synergy achievement, productivity initiatives and leveraging our global footprint to better serve our customers.”

As part of its ongoing synergy program, Hexion achieved $15 million in synergies in the fourth quarter of 2007. As of December 31, 2007, Hexion has achieved $120 million in synergies from its full program targeting $175 million in savings.

During the fourth quarter of 2007, Hexion also announced that it had completed the purchase of ARKEMA GmbH, which had 2006 revenues of approximately €101 million, or $127 million. Terms of the agreement were not disclosed. Based in the Leuna industrial park in east central Germany, the ARKEMA German resins and formaldehyde business manufactures formaldehyde and formaldehyde-based resins including urea-formaldehyde, phenol-formaldehyde and melamine-based resins systems. The acquisition expands the Company’s presence in Germany, the largest wood panels market in Europe, and in Eastern Europe.

Transaction Update

Hexion recently announced that both it and Huntsman Corporation have agreed to allow additional time for the Federal Trade Commission to review the proposed merger of the two companies. As a result, the merger is not expected to be completed before May 3. To accommodate the extension, Hexion has also given notice to Huntsman that on April 5, it will exercise its option to extend the Termination Date under the Merger Agreement for 90 days, and thus, if the conditions to Hexion’s extension right are met on April 5, the termination date under the Merger Agreement will be extended until July 4, 2008.

“We are fully cooperating with regulatory agencies and will continue to work closely with Huntsman and the agencies in order to obtain the regulatory approvals required to complete the merger,” Morrison said.

Hexion announced on July 12, 2007, that it had entered into a definitive agreement to acquire Huntsman Corporation in an all-cash transaction valued at approximately $10.6 billion, including the assumption of debt. Under the terms of the Merger Agreement, the cash price per share to be paid by Hexion will increase each day beginning on April 5, 2008 through consummation of the merger at the equivalent of approximately 8% per annum (less any dividends or distributions declared or made). The transaction was approved by Huntsman shareholders on October 16, 2007 and is subject to customary closing conditions, including regulatory approval in the U.S. and several other countries.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and full year 2007. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

(U.S. Dollars in Millions)

	(Unaudited) Three months ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
Net Sales to Unaffiliated Customers (1) (2) (3)
Epoxy and Phenolic Resins	$616	$539	$2,424	$2,152
Formaldehyde and Forest Products Resins	448	357	1,663	1,440
Coatings and Inks	316	326	1,330	1,254
Performance Products	100	87	393	359

	1,480	1,309	5,810	5,205

Segment EBITDA (2) (3)
Epoxy and Phenolic Resins	$62	$66	$337	$271
Formaldehyde and Forest Products Resins	39	43	165	156
Coatings and Inks	17	11	86	81
Performance Products	20	14	77	61
Corporate and Other	(13)	(11)	(54)	(45)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA include the acquisition of the coatings business from the Rhodia Group, the global ink and adhesive resins business from Akzo Nobel, the resins and adhesives business from Orica and the forest products resins and formaldehyde business of Arkema since January 31, 2006, June 1, 2006, February 1, 2007 and November 1, 2007, respectively, and exclude the results from Alba Adesivos, the Brazilian Consumer Divestiture, since March 31, 2006.
(3)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

Earnings Call

Hexion Specialty Chemicals, Inc. will host a teleconference to discuss Fourth Quarter and Fiscal Year 2007 results on Tuesday, March 11, 2008, at 10:00 a.m. Eastern Standard Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-700-5192

International Participants: 617-213-8833

Participant Passcode: 72131271

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time, March 11, 2008. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 12933968. A replay also will be available through the Investors Section of the Company’s website.

Reconciliation of Segment EBITDA to Net Loss (Unaudited)

	Three months ended Dec. 31,		Year ended Dec. 31
	2007	2006	2007	2006
Segment EBITDA:
Epoxy and Phenolic Resins	$62	$66	$337	$271
Formaldehyde and Forest Products Resins	39	43	165	156
Coatings and Inks	17	11	86	81
Performance Products	20	14	77	61
Corporate and Other	(13)	(11)	(54)	(45)

Reconciliation:
Items not included in Segment EBITDA
Transaction costs	—	1	(1)	(20)
Integration costs	(10)	(12)	(38)	(57)
Non-cash charges	(37)	(9)	(54)	(22)
Unusual items:
Gain (loss) on divestiture of business	—	(1)	8	39
Purchase accounting effects/inventory step-up	(1)	—	(1)	(3)
Discontinued operations	—	—	—	(14)
Business realignments	(5)	6	(21)	2
Other	(8)	(2)	(17)	(10)

Total unusual items	(14)	3	(31)	14

Total adjustments	(61)	(17)	(124)	(85)
Interest expense, net	(73)	(71)	(310)	(242)
Loss on extinguishment of debt	—	(69)	—	(121)
Income tax benefit (expense)	(1)	27	(44)	(14)
Depreciation and amortization	(53)	(48)	(198)	(171)

Net loss	$(63)	$(55)	$(65)	$(109)

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also includes expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet this ratio and also a defined Adjusted EBITDA to Fixed Charge ratio. The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Year Ended December 31, 2007
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(65)
Income taxes	44
Interest expense, net	310
Depreciation and amortization expense	198

EBITDA	487
Adjustments to EBITDA
Acquisitions EBITDA (1)	38
Transaction costs	1
Integration costs (2)	38
Non-cash charges (3)	54
Unusual items:
Gain on sale of businesses	(8)
Purchase accounting effects/inventory step-up	1
Business realignments (4)	21
Other (5)	20

Total unusual items	34

In process Synergies (6)	55

Adjusted EBITDA	$707

Fixed charges (7)	$274

Ratio of Adjusted EBITDA to Fixed Charges (8)	2.58

(1)	Represents the incremental EBITDA impact of the Orica A&R Acquisition and the Arkema Acquisition as if they had taken place at the beginning of the period. Also includes the impacts of in process synergies related to the Coatings and Ink acquisitions.
(2)	Represents redundancy and incremental administrative costs associated with integration programs. Also includes costs to implement a single, company-wide management information and accounting system.
(3)	Includes non-cash charges for impairments of fixed assets, stock-based compensation and unrealized foreign exchange and derivative activity.
(4)	Represents plant rationalization, headcount reduction and other costs associated with business realignments.
(5)	Includes the impact of the announced Alkyds Divestiture as if it had taken place at the beginning of the period, management fees, costs to settle a lawsuit, realized foreign currency activity and costs for unplanned plant outages.
(6)	Represents estimated net unrealized synergy savings resulting from the Hexion Formation.
(7)	The charges reflect pro forma interest expense based on interest rates at March 3, 2008 as if the Orica A&R Acquisition, the Arkema Acquisition, and the amendment of our senior secured credit facilities had taken place at the beginning of the period.
(8)	We are required to maintain an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2007, the Company was able to satisfy this covenant and incur additional indebtedness under this indenture.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2006 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2006 Annual Report on Form 10-K, and our other filings, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three months ended December 31,
(In millions)	2007	2006
Net sales	$1,480	$1,309
Cost of sales	1,308	1,143

Gross profit	172	166
Selling, general & administrative expense	104	91
Transaction costs	—	(1)
Integration costs	10	12
Other operating expense, net	37	5

Operating income	21	59
Interest expense, net	73	71
Loss on extinguishment of debt	—	69
Other non-operating expense, net	10	1

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(62)	(82)
Income tax expense (benefit)	1	(27)

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(63)	(55)
Earnings from unconsolidated entities, net of taxes	1	—
Minority interest in net income of consolidated subsidiaries	(1)	—

Net loss	$(63)	$(55)

Comprehensive income (loss)	$(50)	$2

CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC.

	Fiscal Year
(In millions)	2007	2006
Net sales	$5,810	$5,205
Cost of sales	4,994	4,485

Gross profit	816	720
Selling, general & administrative expense	415	384
Transaction costs	1	20
Integration costs	38	57
Other operating expense (income), net	60	(27)

Operating income	302	286
Interest expense, net	310	242
Loss on extinguishment of debt	—	121
Other non-operating expense, net	15	3

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(23)	(80)
Income tax expense	44	14

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(67)	(94)
Earnings from unconsolidated entities, net of taxes	4	3
Minority interest in net income of consolidated subsidiaries	(2)	(4)

Loss from continuing operations	(65)	(95)
Loss from discontinued operations	—	(14)

Net loss	(65)	(109)
Accretion of redeemable preferred stock	—	33

Net loss available to common shareholders	$(65)	$(142)

Comprehensive income (loss)	$28	$(11)

CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC.

(In millions)	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and equivalents	$199	$64
Accounts receivable (less allowance for doubtful accounts of $22 and $21, respectively)	874	763
Inventories:
Finished and in-process goods	418	362
Raw materials and supplies	185	187
Other current assets	78	102

Total current assets	1,754	1,478

Other assets	223	107

Property and equipment
Land	105	96
Buildings	325	276
Machinery and equipment	2,231	2,009

	2,661	2,381
Less accumulated depreciation	(1,046)	(830)

	1,615	1,551
Goodwill	206	193
Other intangible assets, net	208	179

Total assets	$4,006	$3,508

CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC.

(In millions)	December 31, 2007	December 31, 2006
Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$718	$616
Debt payable within one year	85	66
Interest payable	54	58
Income taxes payable	47	108
Other current liabilities	342	263

Total current liabilities	1,246	1,111

Long-term liabilities
Long-term debt	3,635	3,326
Long-term pension and post employment benefit obligations	220	223
Deferred income taxes	141	142
Other long-term liabilities	138	107

Total liabilities	5,380	4,909

Minority interest in consolidated subsidiaries	12	13

Commitments and contingencies

Shareholder’s Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2007 and December 31, 2006	1	1
Paid-in deficit	(13)	(17)
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	174	81
Accumulated deficit	(1,252)	(1,183)

Total shareholder’s deficit	(1,386)	(1,414)

Total liabilities and shareholder’s deficit	$4,006	$3,508

CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC

	Year ended December 31,
(In millions)	2007	2006
Cash flows provided by operating activities
Net loss	$(65)	$(109)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	198	171
Loss from discontinued operations	—	14
Gain on sale of businesses, net of taxes	(8)	(33)
Write-off of deferred initial public offering costs	—	15
Write-off of deferred financing fees	—	27
Minority interest in net income of consolidated subsidiaries	2	4
Stock-based compensation expense	5	6
Deferred tax expense (benefit)	(3)	(18)
Amortization of deferred financing fees	7	9
Debt redemption interest adjustment	—	6
Impairments	32	12
Other non-cash adjustments	14	(3)
Net change in assets and liabilities:
Accounts receivable	(51)	(112)
Inventories	(14)	(56)
Accounts and drafts payable	57	86
Income taxes payable	(33)	15
Other assets, current and non-current	17	(3)
Other liabilities, current and long-term	16	(7)
Net cash used in operating activities of discontinued operations	—	(3)

Net cash provided by operating activities	174	21

Cash flows used in investing activities
Capital expenditures	(122)	(122)
Capitalized interest	(1)	(3)
Casualty loss insurance proceeds	—	2
Acquisition of businesses, net of cash acquired	(130)	(201)
Deferred acquisition costs	(101)	—
Proceeds from the sale of businesses, net of cash sold	5	47
Proceeds from the sale of assets	14	—

Net cash used in investing activities	(335)	(277)

Cash flows provided by financing activities
Net short-term debt borrowings (repayments)	1	13
Borrowings of long-term debt	2,405	4,471
Repayments of long-term debt	(2,100)	(3,433)
Payment of dividends on common stock	(13)	(485)
Proceeds from issuance of preferred stock, net of issuance costs	—	—
Redemption of preferred stock	—	(397)
Long-term debt and credit facility financing fees	(5)	(38)
IPO related costs	—	(4)
Net cash from financing activities of discontinued operations	—	1

Net cash provided by financing activities	288	128

Effect of exchange rates on cash and cash equivalents	8	9
Increase (decrease) in cash and cash equivalents	135	(119)
Cash and cash equivalents at beginning of year	64	183

Cash and cash equivalents at end of year	$199	$64